Exhibit 10.1

[OneBeacon Letterhead]

May 24, 2017

T. Michael Miller

Retention Agreement

Dear Mike:

As you know, it is expected that Intact Financial Corporation (“Parent”) will acquire OneBeacon Insurance Group, Ltd. (“OneBeacon”) pursuant to a merger agreement entered into by Parent, its affiliates and OneBeacon.  You are an important member of the senior leadership team of OneBeacon, and your continued employment with OneBeacon on and after the merger is important to the continued success of OneBeacon and its business.

As an incentive to you to continue in the employment of OneBeacon on and after the merger, OneBeacon will provide you the retention payments described below, on the terms and conditions set forth in this Retention Agreement.

1.            Retention Bonus.  Subject to terms and conditions herein, OneBeacon will pay you a cash retention bonus in the aggregate amount of $10,000,000 (the “Bonus”) on the following schedule:

                      (a)             40% of the Bonus will be payable as of the date the merger becomes effective (the “Closing Date”), subject to your continued employment in good standing with OneBeacon or one of its subsidiaries through the Closing Date and your reasonable cooperation in consummating the merger (as determined by OneBeacon); provided, that, if OneBeacon believes you are not so cooperating, it shall provide you written notice specifying the particular circumstances and a period of not less than 10 days to cure.

                      (b)             30% of the Bonus will be payable as of the first anniversary of the Closing Date, subject to your continued employment with Parent or one of its subsidiaries (including OneBeacon) through such date (the “Second Installment”).

                      (c)             30% of the Bonus will be payable as of the second anniversary of the Closing Date, subject to your continued employment with Parent or one of its subsidiaries (including OneBeacon) through such date (the “Third Installment”).

                                        If the condition to payment is satisfied, each of the above payments will be paid on or as soon as practicable following the payment date specified above (but in no event later than 30 days following such date).

2.            Termination of Employment.

                      (a)              Involuntary Termination.  In the event you incur an Involuntary Termination (as defined in Annex A), you will be paid your Bonus by OneBeacon, subject to Sections 2(d), 4 and 6 hereof.   If such termination occurs prior to the payment of the Second Installment, then a portion of the Bonus will be paid to you in a lump sum following the later of (x) the Closing Date and (y) the termination of your employment.  Such portion of the Bonus will equal (i) 50% of the Bonus minus (ii) any portion of the Bonus already paid to you as of the date of your termination of employment.  The remainder of the Bonus will be paid on the first anniversary of your termination date.  In the event you incur an Involuntary Termination following payment of the Second Installment, but prior to payment of the Third Installment, the Third Installment payment will be made on the date six months following your termination of employment. Each potential payment date set forth in this Section 2(a) is a “Termination Payment Date” for purposes of this Retention Agreement.

                     (b)             Termination Due to Death or Disability.  If, prior to any scheduled payment date set forth in Section 1, your employment terminates due to death or OneBeacon (or its successor) terminates your employment due to “Disability” (as defined in the OneBeacon 2017 Long-Term Incentive Plan, as in effect on the date hereof), then any unpaid amount of the Bonus will be paid to you, or your designated beneficiary, in a lump sum as promptly as practicable following the later of (x) the Closing Date and (y) your termination date.

                      (c)             Other Termination.  If, prior to any scheduled payment date set forth in Section 1, your employment terminates for any reason other than as set forth in Section 2(a) or 2(b), then all future installment payments of the Bonus will be immediately forfeited.

                      (d)             Conditions; Payment Timing.   Any portion of the Bonus that may be payable under this Section 2 shall be subject to your execution of a release of claims provided in connection with your termination of employment substantially in the form attached hereto as Exhibit A.  Such release of claims must be executed on or after the date of your termination of employment, and must become effective and irrevocable no later than the 61st day after your termination of employment (the “Release Condition”).  Subject to your satisfaction of the Release Condition, any portion of the Bonus that may be payable under this Section 2 shall be paid to you not later than the later of (i) 14 days following the date that the Release Condition is satisfied, provided, that, if such 14-day period spans two calendar years and the applicable payment is subject to Section 409A (as defined below), the Bonus payment shall be made in the second of the two calendar years and (ii) the scheduled Termination Payment Date.  Failure to satisfy the Release Condition or for the Closing Date to occur as described in Section 10, or your breach of the noncompete set forth in Section 6shall preclude any future entitlement to the Bonus or any portion thereof under this Section 2.

3.            Change in Control of OneBeacon.  If, after the Closing Date but prior to any scheduled payment date set forth in Section 1, OneBeacon (or its successor) experiences a

“Change in Control” (within the meaning of the OneBeacon 2017 Long-Term Incentive Plan, as in effect on the date hereof, provided that such Change in Control constitutes a qualifying change in control event under Section 409A (as defined herein) to the extent that it would result in the payment of deferred compensation under said Section 409A), then any unpaid amount of the Bonus will be paid to you, or your designated beneficiary, in a lump sum as promptly as practicable following the effective date of such Change in Control.

4.            Golden Parachute Excise Tax.

                      (a)              If the Bonus, or any portion thereof, along with the aggregate amount of any other payments or benefits that could be paid, provided or delivered to you by OneBeacon, Parent or their respective affiliates (the “Aggregate Payments”) are considered “parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) (the Bonus and such payments and benefits, the “Parachute Payments”), whether under this Retention Agreement or any other agreement, plan, program and arrangement of OneBeacon, Parent or their respective affiliates, and would, but for this Section 4, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the Parachute Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Aggregate Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Parachute Payments are limited to the extent necessary to avoid being subject to the Excise Tax.  Aggregate Payments to which you are otherwise entitled shall be reduced or eliminated or paid in full, as applicable, in order to produce the greatest Net Benefit to you after taking into account any Excise Tax payable by you; provided that if the Net Benefit to you, before applying any such reduction or elimination of Aggregate Payments, is no more than 10% greater than the Net Benefit to you, assuming Aggregate Payments are reduced or eliminated so as to avoid your being subject to the Excise Tax, then OneBeacon may, in its sole discretion, reduce or eliminate the Aggregate Payments to the extent necessary so that no portion thereof would be subject to the Excise Tax. “Net Benefit” means the present value of the Aggregate Payments net of all federal, state, local, foreign income, employment, and excise taxes (including the Excise Tax, to the extent applicable).

                      (b)             All determinations to be made under this Section 4 shall be made, at OneBeacon’s expense, by a nationally recognized certified public accounting firm selected by OneBeacon, whose determination, other than in the event of manifest error, shall be conclusive and binding upon you and OneBeacon for all purposes and may be relied upon by OneBeacon.  Notwithstanding the foregoing, it is expressly understood and agreed by the parties that (i) in determining the amount of Parachute Payments, such accounting firm shall conduct a “reasonable compensation” analysis under Section 280G of the Code, including a valuation of the non-compete set forth in Section 6, and OneBeacon and you shall cooperate in good faith in connection with such valuation, and (ii) unless otherwise agreed by the parties, any reduction or elimination of Parachute Payments contemplated under this Section 4 shall apply only after taking into account such valuation of the non-compete set forth in Section 6.

5.            Confidentiality.  You hereby agree that you will keep the terms of this Retention Agreement confidential, and will not, except as required by or otherwise permitted by applicable law (including in the event of any litigation between you and OneBeacon or Parent or any of their affiliates) or if requested by a governmental or regulatory investigation, disclose such terms to any person other than your immediate family or professional advisers (who also must keep the terms of this Retention Agreement confidential).

6.            Non-Competition; Non-Solicitation. In consideration of the Bonus, you agree to the following:

                      (a)              Non-Competition upon Involuntary Termination; Termination Due to Disability.  In the event your employment terminates for any reason other than as set forth in Section 6(b), such as an Involuntary Termination or a termination of your employment by OneBeacon (or its successor) due to “Disability”, you agree that, during the period commencing on the date of such termination of employment and ending on the first anniversary of such termination of employment (the “Non-Compete Period”), you will refrain from, directly or indirectly, rendering services that are competitive with any of the businesses of OneBeacon or any of its subsidiaries as of your termination date, in any geographic area in the world for which you had job responsibilities during the last two (2) years of your employment or association with OneBeacon and its subsidiaries; provided that, in the event such termination of employment occurs after payment of the Second Installment and prior to payment of the Third Installment, the Non-Compete Period shall, instead, end on the six-month anniversary of your termination of employment; provided, further, that in the event such termination of employment occurs after payment of the Third Installment, the Non-Compete Period shall not apply.

                      (b)              Non-Competition upon Voluntary Resignation; Termination for Cause.  In the event your employment terminates (x) due to your voluntary resignation other than for Constructive Termination or (y) a termination of your employment by OneBeacon (or its successor) due to “Cause” (as defined in the OneBeacon 2017 Long-Term Incentive Plan, as in effect on the date hereof), you agree that, during the period commencing on the date of such termination of employment and ending on the earlier of (i) the six-month anniversary of such termination of employment and (ii) the thirtieth month anniversary of the Closing Date, you will refrain from, directly or indirectly, rendering services that are competitive with any of the businesses of OneBeacon or any of its subsidiaries as of your termination date, in any geographic area in the world for which you had job responsibilities during the last two (2) years of your employment or association with OneBeacon and its subsidiaries.

                      (c)             Exceptions.  Notwithstanding anything herein to the contrary, nothing in this Section 6 shall prohibit you from being a passive owner of not more than 5% of the outstanding stock or equity interests of any competing company or other entity, so long as you have no active participation in or control of the business of such company or entity.  For the avoidance of doubt, nothing in this Section 6 shall prohibit you from rendering services to a person or entity that engages in multiple lines of business, and only a discrete division, unit or client-base of such person or entity competes with any of the businesses of OneBeacon or any of its subsidiaries or affiliates, provided that you refrain from rendering services, directly or indirectly, to such competitive discrete division, unit or client-base during the period of restriction set forth above.

                      (d)              Non-Solicitation.  In addition, you agree that you shall not, directly or indirectly, for a period beginning on your termination of employment and ending on (i) if your employment is terminated (x) due to your voluntary resignation other than for Constructive Termination or (y) by OneBeacon (or its successor) due to Cause, the later of (A) the second anniversary of the date on which the last installment of the Bonus was paid to you in accordance with Section 1 and (B) the first anniversary of your termination of employment, and (ii) if your termination of employment occurs for any reason other than as set forth in the foregoing clause (i), the first anniversary of the termination of your employment:

               (i)              initiate, receive or otherwise engage in contact, directly or indirectly, with any individual or entity that is (1) a current insured of OneBeacon (and where applicable, limited to a specific layer) that you directly serviced or otherwise had contact with on behalf of OneBeacon; (2) a prospective customer or account identified by OneBeacon and actively being pursued by OneBeacon that you serviced or otherwise had contact with on behalf of OneBeacon (where applicable, limited to a specific layer); or  (3) a current insured or prospective customer or account actively being pursued by OneBeacon about which you acquired confidential information as a result of  your employment  with OneBeacon (collectively, a “Protected Customer”), for the purpose of soliciting business from such individual or entity and/or to divert that individual’s or entity’s business away from OneBeacon;

                  (ii)            divert, or attempt to divert, a Protected Customer from OneBeacon by soliciting any producer or supplier, or prospective producer or supplier, of OneBeacon from doing business with OneBeacon, or to otherwise change its relationship with OneBeacon; or

              (iii)          solicit or induce, or attempt to solicit or induce, any employee, consultant or independent contractor of OneBeacon to leave OneBeacon for any reason whatsoever, or hire or solicit the services of any employee of OneBeacon.

Prohibited solicitation under this Section 6 includes (i) solicitations via personal devices, such as cell phones and computers, and (ii) solicitations via any social media, including, but not limited to, LinkedIn, Facebook, and Twitter.  Notwithstanding the foregoing, you may provide personal references and shall not violate this Section 6(d) by placing an advertisement for employees not targeted specifically at employees of OneBeacon.

                      (e)             You acknowledge that the business of OneBeacon is intensely competitive, and that, during your employment with OneBeacon you have had, and will continue to have, substantial access to, and knowledge of, confidential and proprietary information which is vital to the success of OneBeacon’s business.  You further acknowledge that the restrictions set forth in this Section 6 reflect the reasonable requirements of OneBeacon in the circumstances.  If you breach the non-competition or non-solicitation restrictions in this Section 6, then the Company’s sole remedy shall be that you shall immediately forfeit any right to future payments of the Bonus; provided, however, that to the extent that Section 6(b) applies and you breach the non-competition restrictions in Section 6(b), then the Company shall not be limited in obtaining any relief otherwise available to the Company.

7.            Withholding; Tax.  OneBeacon may deduct and withhold from any amount payable under this Retention Agreement such taxes as are required to be withheld pursuant to any applicable law.  It is intended that the payments under this Retention Agreement are either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), and this Retention Agreement shall be administered, interpreted and construed in a manner consistent with the requirements and exemptions under Section 409A.  If any provision of this Retention Agreement is found not to comply with or otherwise not be exempt from the provisions of Section 409A, the parties shall cooperate reasonably and in good faith to modify the Retention Agreement to comply with Section 409A while preserving the economic intent of this Retention Agreement to the extent possible. Each payment under this Retention Agreement shall be treated as a separate identified payment for purposes of Section 409A. If a payment obligation arises under this Retention Agreement on account of your termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after your “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if you are a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment obligation that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid, subject to any other later required payment dates set forth in this Retention Agreement, on the first day following the six month anniversary of your separation from service, or, if earlier, within fifteen days after the appointment of the personal representative or executor of  your estate following your death.

8.            Rules of Interpretation.  This Retention Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, communications, whether oral or written relating to retention awards.  This Retention Agreement is not, and nothing in this Retention Agreement shall be construed as, an agreement to provide employment to you.  No provisions of this Retention Agreement may be amended or waived except by a written document signed by you and a duly authorized officer of OneBeacon.  The failure of a party to insist upon strict adherence to any term of this Retention Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Retention Agreement.  If any one or more of the terms or provisions of this Retention Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the terms or provisions that are held to be invalid or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.  The validity, interpretation, construction and performance of this Retention Agreement shall be governed by the laws of the State of Minnesota (without giving effect to its conflicts of law).  This Retention Agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.            Voluntary Execution.  This Retention Agreement is executed voluntarily and without any duress or undue influence on the part of or behalf of the parties.  The parties acknowledge that:  (a) they have read this Retention Agreement; (b) they understand the terms and consequences of this Retention Agreement; and (c) they are fully aware of the legal and binding effect of this Retention Agreement.

10.        Effectiveness.  If the merger agreement with Parent referred to above terminates and the merger does not occur, then this Retention Agreement will also terminate and become null and void, and none of Parent, OneBeacon or their affiliates will have any liability to you or any other person, and you will not have any liability to any person by reason of this Retention Agreement.

*    *    *    *

Please indicate your understanding and agreement with the above by signing the attached copy of this Retention Agreement and returning it to OneBeacon to my attention.  Thank you for your contributions thus far and the contributions we know you’ll make in the time ahead.

Very truly yours,

ONEBEACON INSURANCE GROUP, LTD.

By:
Name:
Title:

Accepted and Agreed:

T. Michael Miller

Dated: _______________, 2017

Annex A

CERTAIN DEFINITIONS

For purposes of this Retention Agreement, “Involuntary Termination” means a “Termination Without Cause” or a “Constructive Termination” as defined below.  References to OneBeacon in the following definitions include the Parent, OneBeacon and their respective subsidiaries and affiliates.

“Termination Without Cause” means OneBeacon (or its successor) terminates your employment with OneBeacon, or business unit thereof, by OneBeacon other than due to (i) your death or Disability or (ii) Cause.

“Constructive Termination” means a termination of your employment with OneBeacon at your initiative that you declare by prior written notice delivered to the Secretary of OneBeacon to be a Constructive Termination by OneBeacon, and which follows (i) a material decrease in your total annual compensation opportunity (calculated as a the sum of your annual base salary plus target annual bonus), (ii) a material diminution in the authority, duties or responsibilities of your position such that you cannot continue to carry out your job in substantially the same manner as it was intended to be carried out immediately before such diminution or (iii) a relocation of your principal place of employment by more than 35 miles from your principal place of employment immediately prior to the effective time of the merger.  Notwithstanding anything herein to the contrary, Constructive Termination shall not occur unless and until (A) you deliver such notice within 30 days following the initial existence of the circumstances giving rise to Constructive Termination, (B) 30 days have elapsed from the date OneBeacon receives such notice from you without OneBeacon curing or causing to be cured the circumstances giving rise to Constructive Termination, and (C) your effective date of resignation is no later than ten days following OneBeacon’s failure to cure.